As filed with the Securities and Exchange Commission on December 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gramercy Property Trust

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

56-2466617

(I.R.S. Employer Identification No.)

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 Equity Incentive Plan

2012 Inducement Equity Incentive Plan

2004 Equity Incentive Plan
(Full title of the plan)

Edward J. Matey Jr.

General Counsel, Secretary and Executive Vice President

Gramercy Property Trust

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Offering Price (3)	Amount of Registration Fee (3)
Common Shares of Beneficial Interest, $0.01 par value per share	4,272,849	$7.65	$32,687,294.85	$3,291.61	(4)

(1)          Represents an aggregate 4,272,849 common shares of beneficial interest, par value $0.01 per share (the “common shares”), of Gramercy Property Trust (the “Registrant”), comprised of 246,062 common shares that may be issued pursuant to the Gramercy Property Trust Inc. 2015 Equity Incentive Plan, effective June 23, 2015 (the “2015 Plan”), 2,350,419 common shares that may be issued pursuant to the Gramercy Property Trust Inc. 2012 Inducement Equity Incentive Plan, effective June 7, 2012 (the “2012 Plan”), and 1,676,368 common shares that may be issued pursuant to the Gramercy Property Trust Inc. Amended and Restated 2004 Equity Incentive Plan, effective July 27, 2004, as amended June 10, 2008 and October 27, 2008 (the “2004 Plan” and, together with the 2015 Plan and the 2012 Plan, the “Plans”).  The number of common shares that may be issued pursuant to the Plans have been converted in accordance with the terms of the Merger Agreement (as defined herein). For additional information, please see the Explanatory Note below.

(2)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the Plans referenced above by reason of certain corporate transactions or events, including any common share dividend, common share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares of beneficial interest.

(3)          Established solely for purposes of determining the registration fee pursuant to provisions of Rules 457(c) and 457(h) under the Securities Act by averaging the high and low sale prices of the Registrant’s common shares as reported by the New York Stock Exchange on December 17, 2015.

(4)          No payment of registration fee is being made in connection with the filing of this registration statement.  Pursuant to Rule 457(p) under the Securities Act, $3,291.61 of the registration fee for this registration statement is being offset by the registration fees paid in connection with unsold securities registered by the Registrant under Registration Statement No. 333-206871 (initially filed on September 11, 2015).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering the Registrant’s common shares of beneficial interest, par value $0.01 per share (the “common shares”), that may be issued upon the exercise of equity-based awards granted under the Plans.  Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 1, 2015 and amended as of November 23, 2015 and as of December 7, 2015, by and among the Registrant (f/k/a Chambers Street Properties), Gramercy Property Trust Inc., a Maryland corporation (“Legacy Gramercy”), and Columbus Merger Sub, LLC, a Maryland limited liability company and indirect wholly owned subsidiary of the Registrant (“Merger Sub”), the Registrant assumed the equity-based awards of Legacy Gramercy under the Plans, and such equity-based awards became exercisable solely to purchase common shares of the Registrant, with appropriate adjustments to the number of shares into which such equity-based awards are exercisable and the exercise price of such equity-based awards, in accordance with the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and Legacy Gramercy with the Commission are incorporated by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 2, 2015 (as amended by Form 10-K/A filed with the Commission on March 30, 2015, and as further amended by Form 10-K/A filed with the Commission on April 30, 2015);

(2) Legacy Gramercy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 9, 2015 (as amended by Form 10-K/A filed with the Commission on April 30, 2015);

(3) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the Commission on May 8, 2015, August 7, 2015 and November 9, 2015, respectively;

(4) Legacy Gramercy’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2015, June 30, 2015, and September 30, 2015 filed with the Commission on May 7, 2015, August 5, 2015 and November 5, 2015, respectively;

(5) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2015, February 25, 2015 (but only with respect to Item 8.01), March 5, 2015, May 5, 2015 (but only with respect to Item 8.01), July 1, 2015 (but only with respect to Items 1.01, 5.03 and 9.01), August 20, 2015, September 8, 2015, September 25, 2015, September 28, 2015, October 20, 2015, November 13, 2015, November 23, 2015, December 7, 2015, December 8, 2015, December 9, 2015, December 15, 2015, December 18, 2015 (both filings) and December 22, 2015;

(6) Legacy Gramercy’s Current Reports on Form 8-K filed with the Commission on January 27, 2015, February 27, 2015, March 11, 2015 (as amended by Form 8-K/A filed with the Commission on May 21, 2015), March 20, 2015, April 7, 2015, April 14, 2015, May 21, 2015, May 29, 2015, June 11, 2015 (as amended by Form 8-K/A filed with the Commission on June 23, 2015 and as further amended by Form 8-K/A filed with the Commission on July 10, 2015), June 24, 2015, July 1, 2015 (but only with respect to

Items 1.01, 5.02 and 9.01), July 10, 2015, July 22, 2015, September 28, 2015, November 23, 2015, December 7, 2015 (both filings), December 16, 2015 and December 18, 2015; and

(7) The description of the Registrant’s common shares of beneficial interest, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 17, 2013, as amended by Form 8-A/A filed with the Commission on June 26, 2013.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this registration statement that indicates that all of the common shares offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts. The consolidated financial statements, and the related financial statement schedule, incorporated in this Registration Statement by reference from Chambers Street Properties’ Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Chambers Street Properties’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to changes in the method of accounting for and disclosure of discontinued operations for the year ended December 31, 2014 due to the adoption of Accounting Standards Update 2014-08, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Goodman Princeton Holdings (Lux) S.à.r.l., as of and for the year ended December 31, 2014, incorporated in this Registration Statement by reference from Chambers Street Properties’ Annual Report on Form 10-K/A for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion on the consolidated financial statements and financial statement schedule and includes an emphasis-of-matter paragraph relating to the fact that the consolidated financial statements as of December 31, 2013, and for the two years then ended are not audited, reviewed, or compiled by us, and accordingly, we express no opinion or other form of assurance on them), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated in this registration statement by reference from the Registrant’s Annual Report on Form 10-K in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2014 financial statements refers to a change in the method of accounting for Discontinued Operations due to the adoption of FASB ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

The consolidated financial statements of Legacy Gramercy for the year ended December 31, 2014 (including schedules appearing therein), appearing in Gramercy Property Trust’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 22, 2015, and the effectiveness of Legacy Gramercy’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014, appearing in Gramercy Property Trust’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 22, 2015,

have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant’s declaration of trust requires it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a trustee or officer and at the Registrant’s request, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (c) CBRE Global Investors, LLC, a Delaware limited liability company, CBRE Advisors LLC, a Delaware limited liability company, any of their affiliates or any of their respective directors, officers, partners, managers, members, trustees, agents, advisors and employees in connection with any proceeding, including any third party proceeding brought derivatively on the Registrant’s behalf, or in the Registrant’s right, to which any of them is made or threatened to be made a party by reason of the performance of advisory, management, transitional or other services for the Registrant under any written agreement in place on or prior to July 1, 2012 to which it was a party. The Registrant’s declaration of trust also permits it to indemnify and advance expenses to any person who served its predecessor in any of the capacities described in (a) or (b) above and any employee or other agent of the Registrant or its predecessor.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the its trustees and executive officers under its trustees’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Gramercy Property Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 22, 2015.

GRAMERCY PROPERTY TRUST

By:	/s/ JON W. CLARK
Jon W. Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon W. Clark and Edward J. Matey Jr., with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ GORDON F. DUGAN
Gordon F. DuGan	Chief Executive Officer and Trustee (principal executive officer)	December 22, 2015

/S/ JON W. CLARK
Jon W. Clark	Chief Financial Officer (principal financial and accounting officer)	December 22, 2015

/S/ CHARLES E. BLACK
Charles E. Black	Chairman of the Board of Trustees	December 22, 2015

/S/ ALLAN J. BAUM
Allan J. Baum	Trustee	December 22, 2015

/S/ Z. JAMIE BEHAR
Z. Jamie Behar	Trustee	December 22, 2015

Signature	Title	Date

/S/ THOMAS D. ECKERT
Thomas D. Eckert	Trustee	December 22, 2015

/S/ JAMES L. FRANCIS
James L. Francis	Trustee	December 22, 2015

/S/ GREGORY F. HUGHES
Gregory F. Hughes	Trustee	December 22, 2015

/S/ JEFFREY E. KELTER
Jeffrey E. Kelter	Trustee	December 22, 2015

/S/ LOUIS P. SALVATORE
Louis P. Salvatore	Trustee	December 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1

Articles of Amendment and Restatement to the Declaration of Trust of the Registrant (previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35933) filed on June 26, 2013 and incorporated herein by reference).

4.2

Articles of Amendment to the Declaration of Trust of the Registrant (previously filed as Exhibit 3.3 to the Current Report on Form 8-K (File No. 001-35933) filed on December 18, 2015 and incorporated by reference).

4.3

Fifth Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35933) filed on December 18, 2015 and incorporated herein by reference).

4.4

Articles Supplementary establishing and fixing the rights and preferences of the 7.125% Series A Cumulative Redeemable Preferred Shares (previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35933) filed on December 18, 2015 and incorporated herein by reference).

4.5

Form of Certificate for Common Shares (previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 ASR (File No. 333-192137) automatically effective upon filing on November 6, 2013 and incorporated herein by reference).

4.6	2015 Equity Incentive Plan (previously filed as Exhibit 99.1 to Legacy Gramercy’s Registration Statement on Form S-8 (File No. 333-205177) filed on June 23, 2015 and incorporated herein by reference).

4.7

2012 Inducement Equity Incentive Plan (previously filed as Exhibit 10.4 to Legacy Gramercy’s Current Report on Form 8-K (File No. 001-32248) filed on June 13, 2012 and incorporated herein by reference).

4.8

Amended and Restated 2004 Equity Incentive Plan, dated as of June 10, 2008 (previously filed as Exhibit 10.15 of Legacy Gramercy’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 (File No. 001-32248), filed on November 10, 2008 and incorporated herein by reference).

4.9

First Amendment to Amended and Restated 2004 Equity Incentive Plan, dated as of October 27, 2008 (previously filed as Exhibit 10.16 to Legacy Gramercy’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 (File No. 001-32248), filed on November 10, 2008 and incorporated herein by reference).

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte and Touche LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of Venable LLP (included in Exhibit 5.1 filed herewith).

23.5	Consent of Deloitte and Touche LLP.

24.1	Power of Attorney (included on signature pages hereto).